UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2015

SURNA, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1780 55th St., Suite C Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

(303) 993-5271
Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2015, Surna, Inc. (the “Company”) appointed Bryon Jorgenson as its Chief Operating Officer, effective January 12, 2015. Also on January 5, 2015, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Jorgenson. The Employment Agreement has a term of three years and provides for an annual base salary of $130,000, a one-time sign-on bonus of $15,000 and 1,200,000 stock options. Twenty-five percent of the options will vest one year following the date Mr. Jorgenson’s employment as Chief Operating Officer begins, and the remainder will vest monthly thereafter at the rate of 25% per year. Pursuant to the terms of the Employment Agreement, the Company will reimburse Mr. Jorgenson for his actual moving expenses up to a maximum of $20,000. The Employment Agreement contains a 1-year non-solicitation provision. Pursuant to the terms of the Employment Agreement, if Mr. Jorgenson’s employment is terminated upon a change of control, change of employment or without cause, the Company will pay Mr. Jorgenson six months’ severance.

On January 5, 2015, the Company and Mr. Jorgenson also entered into an executive officer confidentiality, non-competition and non-solicitation agreement (the “Confidentiality Agreement”). The Confidentiality Agreement provides that Mr. Jorgenson will have overall strategic and operational responsibility for all Company programs and will manage a group of departments. In addition, Mr. Jorgenson will be responsible for external relationship development and strategic plan implementation. The Confidentiality Agreement provides for a 12-month non-competition and non-solicitation period and a 5-year confidentiality period.

Mr. Jorgenson is 52 years of age and brings to the Company over 25 years of experience as an executive level manager, engineer and independent consultant working in various technology-based industries comprising industrial electronics, life sciences, and industrial automation systems. Mr. Jorgenson is highly experienced in the leadership of new product commercialization programs from concept and design through production and distribution. Several of Mr. Jorgenson’s programs had included the development and support of both domestic and off-shore manufacturing operations. Mr. Jorgenson is also a Lean Green Belt level facilitator and an experienced Strategic Deployment practitioner.

Most recently, since November 2012, Mr. Jorgenson has been the Chief Operations Officer and founder of MIROPEX, LLC, a management consulting organization serving technology-based companies. In that capacity, he was focused on business development functions including product commercialization, pre-acquisition due diligence, business integration, management team transition, and operations performance improvement.

Prior to forming MIROPEX, LLC, Mr. Jorgenson was Senior Director of Operations and Engineering at St. Jude Medical’s Cardiovascular Division from January 2009 to October 2012. In this role, he led several engineering functions comprising over 180 staff members, supported multiple mergers and acquisitions transactions, and established project management office systems and training for SJM-Cardiology Division’s global operations organization. Additionally, from May 2007 to January 2009, Mr. Jorgenson was Sr. Manager and Director of St. Jude Medical’s global industrial automation department and several Cardiovascular Division’s Process Engineering departments.

Mr. Jorgenson has also worked as a Senior Engineering Manager at ev3 Endovascular, as a Program & Engineering Manager at Synovis IS, as a Manager of R&D and Advanced Technology programs at Pentair, as an Adjunct Instructor in Product Development and Manufacturing at the Anoka-Ramsey College, and has worked in various engineering positions at Smiths Medical, SciMed Surgical, Ultra Machining Co., and Sperry Computer Systems.

Mr. Jorgenson holds a Master’s of Science degree in Management of Technology from the University of Minnesota’s Institute of Technology & Carlson School of Business, a Bachelor’s of Science degree in Industrial Technology Management from the Minnesota State University of Moorhead, and has completed extensive postgraduate studies in Mechanical Engineering from the University of Minnesota.

The foregoing descriptions of the Employment Agreement and the Confidentiality Agreement are qualified in their entirety by reference to the Employment Agreement and the Confidentiality Agreement, which are filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement effective as of January 5, 2015 by and between Surna, Inc. and Bryon Jorgenson.

10.2	Executive Officer Confidentiality, Non-competition and Non-solicitation Agreement executed on January 5, 2015 by and between Surna, Inc. and Bryon Jorgenson.

99.1	Press release dated January 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURNA, INC.

Date: January 7, 2015	By:	/s/ Tom Bollich
Tom Bollich, Chief Executive Officer